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                                                                    EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]


                                January 24, 2001


NeoTherapeutics, Inc.
157 Technology Drive
Irvine, California 92618

         RE: Registration of 300,000 shares of common stock, par value $.001 per share, of NeoTherapeutics, Inc., pursuant to a Registration Statement on Form S-8

Gentlemen:

         At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") being filed by NeoTherapeutics, Inc., a Delaware corporation (the "Company") on January 24, 2001, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law.

         As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

         We understand that the Stock Purchase Plan is subject to the approval of the stockholders of the Company. We assume for purposes of this opinion that the stockholders will approve the Stock Purchase Plan prior to the first issuance of shares of Common Stock thereunder.

         Subject to the foregoing, it is our opinion that the shares of Common Stock subject to the Stock Purchase Plan, upon approval of the Stock Purchase Plan by the stockholders of the Company, will be duly authorized, and assuming full consideration for each share is received by the Company in accordance with the respective terms and conditions of the Stock Purchase Plan, the shares of Common Stock, when issued, will be validly issued, fully paid and nonassessable.

         This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

         We consent to your filing this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,

                                                  /s/ Latham & Watkins